Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sensus Healthcare, Inc. on Form S-8 (File Nos. 333-221372, 333-212195, and 333-273922) of our report dated March 15, 2024 with respect to our audit of the consolidated financial statements of Sensus Healthcare, Inc. as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Tampa, Florida

March 5, 2025